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                       Securities and Exchange Commission

                             Washington, D.C. 20549



                                    Form 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported) June 21, 1999
                                                          -------------

                                   Knoll, Inc.
                                   -----------
             (Exact name of registrant as specified in its charter)

Delaware                          1-12907                    13-3873847
--------                          -------                    ----------
(State or other                   (Commission                (IRS Employer
jurisdiction of                   File Number)               Identification No.)
incorporation)


             1235 Water Street, East Greenville, Pennsylvania 18041
             ------------------------------------------------------
             (Address of principal executive offices)    (Zip Code)

       Registrant's Telephone Number, including area code: (215) 679-7991
                                                           --------------



                                       N/A
            ---------------------------------------------------------
          (Former name or former address, if changed since last report)



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Item 5.  Other Events.

Knoll, Inc. (the "Company") announced today that it had entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the acquisition by Warburg, Pincus Ventures, L.P. and members of the Company's management of all shares of the Company's Common Stock not owned by them at a price of $28.00 per share (the "Merger"). The Merger Agreement provides that a newly formed entity would merge with and into Knoll, and the public shareholders of Knoll would receive $28.00 per share in cash for the approximately 17.7 million shares owned by them, representing approximately 40% of the shares outstanding.

The Merger Agreement was approved by the Board of Directors of the Company following the unanimous recommendation by a special committee of independent directors (the "Special Committee"). Lazard Freres & Co., LLC is acting as financial advisor to the Special Committee and has rendered its opinion to the Special Committee that, as of the date of such opinion, the merger consideration is fair from a financial point of view to the public shareholders.

Consummation of the Merger is subject to, among other things, (i) approval at the Company's 1999 Annual Meeting by the holders of at least a majority of the Company's outstanding Common Stock, (ii) receipt of financing for the transaction as provided in the Merger Agreement and (iii) receipt of consents to the Merger from the holders of a majority of the Company's outstanding senior subordinated notes. The Company has received a commitment from Bank of America Corporation, The Chase Manhattan Corp. and Merrill Lynch & Co. to provide, subject to certain conditions, the financing necessary to complete the Merger. The Merger is currently expected to be completed in the third quarter of 1999.

The Company also announced that it has entered into a Memorandum of Understanding with counsel to the plaintiffs in the shareholder lawsuits arising from the Merger. The Memorandum of Understanding provides for the settlement of such lawsuits based on the payment of a per share merger consideration of $28.00 and is subject to, among other things, completion of definitive documentation relating to the settlement, court approval and consummation of the Merger. Settlement of such shareholder lawsuits is not a condition to closing of the Merger.

The Merger Agreement, filed herewith as Exhibit 99.1, the Memorandum of Understanding, filed herewith as Exhibit 99.2 and the Company's press release, filed herewith as Exhibit 99.3, are each incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.

(c) Exhibits:

     The following exhibits are filed as part of this report:

     99.1 Agreement and Plan of Merger, by and between Warburg, Pincus Ventures, L.P., and Knoll, Inc., dated June 21, 1999.



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     99.2     Memorandum of Understanding, dated June 21, 1999, among
              counsel to the plaintiffs and counsel to the defendants in the various class action lawsuits instituted by certain stockholders of the Company.

     99.3     Press Release of the Registrant, dated June 21, 1999.



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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        KNOLL, INC.



                                        By: /s/ Douglas J. Purdom
                                            -------------------------
                                            Douglas J. Purdom
                                            Senior Vice President and Chief
                                            Financial Officer


Dated: June 22, 1999





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                                  Exhibit Index
                                  -------------


Exhibit No.    Description
-----------    -----------

99.1 Agreement and Plan of Merger, by and between Warburg, Pincus Ventures, L.P., and Knoll, Inc., dated June 21, 1999.

99.2 Memorandum of Understanding, dated June 21, 1999, among counsel to the plaintiffs and counsel to the defendants in the various class action lawsuits instituted by certain stockholders of the Company.

99.3           Press Release of the Registrant, dated June 21, 1999.